EXHIBIT 10.57

                        SECURITY AGREEMENT


This SECURITY AGREEMENT (this "Agreement"), is entered into as of January 31, 2002 among SHELLS SEAFOOD RESTAURANTS, INC., a Delaware corporation ("Parent"), with its chief executive office located at 16313 North Dale Mabry Highway, Suite 100, Tampa Florida 33618, and each of Parent's Subsidiaries identified on the signature pages hereof (such Subsidiaries, together with Parent, are referred to hereinafter each individually as a "Borrower" and collectively as the "Borrowers"); BANYON INVESTMENT, LLC., a Delaware limited liability company ("Banyon Investments") with a place of business located at 645 Madison Avenue, 14th Floor, New York, New York 10022; and SHELLS INVESTMENT PARTNERS, L.L.C., a Florida limited liability company, (in such capacity, together with Banyon Investment, who is also acquiring the Parent's securities, the "Purchasers" and each individually a "Purchaser" and as administrative agent for the Purchasers (the "Agent")), with a place of business located at 110 South Ashley Drive, Suite 1650, Tampa, Florida 33602.

BACKGROUND INFORMATION

The Borrowers and Purchasers are, contemporaneously herewith, entering into a Securities Purchase Agreement dated January 31, 2002 (the "Purchase Agreement") pursuant to which the Purchasers have agreed to loan $2,000,000 to the Borrowers. As a condition precedent to the Purchasers' obligations to close the transactions contemplated by the Purchase Agreement, Borrowers are required to execute and deliver this Agreement, and to grant to the Agent, on behalf of the Purchaser Group (as hereinafter defined) a security interest in the Collateral as set forth herein. The Borrowers desire to secure their obligations under the Transaction Documents to which they are a party by granting to the Agent, on behalf of the Purchaser Group, security interests in the Collateral as set forth herein. Accordingly, in consideration of the premises set forth above, the terms and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and each intending to be bound hereby, the Purchasers and each Borrower agree as follows:

OPERATIVE PROVISIONS

1.   DEFINITIONS AND CONSTRUCTION.

1.1. Definitions. All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement. As used in this Agreement, the following terms shall have the following definitions:

"Accounts" means all of each Borrower's accounts now owned or hereafter acquired right, title, and interest with respect to "accounts" (as that term is defined in the Code), and any and all supporting obligations in respect thereof.

"Agreement" means this Security Agreement and any extensions, riders, supplements, notes, amendments, or modifications to or in connection with this Security Agreement.

"Code" means the Chapter 679 of the Florida Statutes.

"Collateral" means each of the following: the Accounts; each Borrower's Books; the Equipment; the General Intangibles; the Inventory; the Investment Property; the Negotiable Collateral; any money, or other assets of any Borrower which now or hereafter come into the possession, custody, or control of Agent; and the proceeds and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance covering any or all of the Collateral.

"Borrower's Books" means each Borrower's now owned or hereafter acquired books and records (including all of its records indicating, summarizing, or evidencing its assets (including the Collateral) or liabilities, all of its records relating to its business operations or financial condition, and all of its goods or General Intangibles related to such information).

"Borrower" and "Borrowers" shall have the respective meanings set forth in the preamble to this Agreement.

"Equipment" means each Borrower's now owned or hereafter acquired right, title, and interest with respect to equipment, machinery, furniture, furnishings, fixtures, vehicles, tools, parts, goods (other than consumer goods, farm products, or Inventory), wherever located, including all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing.

"Event of Default" has the meaning set forth in Section 7.

"General Intangibles" means each Borrower's now owned or hereafter acquired right, title, and interest with respect to general intangibles (including payment intangibles, contract rights, rights to payment, rights arising under common law, statutes, or regulations, choses or things in action, goodwill, patents, trade names, trademarks, servicemarks, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, rights to payment and other rights under any royalty or licensing agreements, infringement claims, computer programs, information contained on computer disks or tapes, software, literature, reports, catalogs, money, deposit accounts, insurance premium rebates, tax refunds, and tax refund claims), and any and all supporting obligations in respect thereof, and any other personal property other than goods, Accounts, Investment Property, and Negotiable Collateral.

"Indebtedness" means (a) each Borrower's obligations for borrowed money, (b) each Borrower's obligations evidenced by bonds, debentures, notes, or other similar instruments and all of each Borrower's reimbursement or other obligations of in respect of letters of credit, bankers acceptances, interest rate swaps, or other financial products, (c) all of each Borrower's obligations under Capital Leases, (d) all of each Borrower's obligations or liabilities of others secured by a Lien on any asset of each such Borrower, irrespective of whether such obligation or liability is assumed, (e) all of each Borrower's obligations for the deferred purchase price of assets (other than trade debt incurred in the ordinary course of each such Borrower's business and repayable in accordance with customary trade practices), and (f) each Borrower's obligations guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse to each such Borrower) any obligation of any other Person.

"Inventory" means each Borrower's now owned or hereafter acquired right, title, and interest with respect to inventory, including goods held for sale, and raw materials, work in process, or materials used or consumed in such Borrower's business.

"Investment Property" means all of each Borrower's now owned or hereafter acquired right, title, and interest with respect to "investment property" as that term is defined in the Code, and any and all supporting obligations in respect thereof.

"Negotiable Collateral" means all of each Borrower's now owned and hereafter acquired right, title, and interest with respect to letters of credit, letter of credit rights, instruments, promissory notes, drafts, documents, and chattel paper (including electronic chattel paper and tangible chattel paper), and any and all supporting obligations in respect thereof.

"Permitted Dispositions" means (a) sales or other dispositions by any Borrower of Equipment that is substantially worn, damaged, or obsolete in the ordinary course of such Borrower's business, (b) the use or transfer of money or Cash Equivalents by any Borrower in a manner that is not prohibited by the terms of this Agreement or the other Transaction Documents, (c) the licensing by any Borrower, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of such Borrower's business; and the sale of the Collateral in the ordinary course of business.

"Purchase Agreement" means that certain Securities Purchase
Agreement, dated as of even date herewith, among Borrowers and Purchasers.

"Purchaser Group" means the Purchasers.

"Purchasers" means Banyon Investment, LLC, a Delaware limited liability company and Shells Investment Partners, LLC.

"Secured Obligations" shall mean all liabilities, obligations, or undertakings owing by any Borrower to Agent of any kind or description arising out of or outstanding under, advanced or issued pursuant to, or evidenced by the Purchase Agreement, the other Transaction Documents or this Agreement, irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, voluntary or involuntary, whether now existing or hereafter arising, and including all interest (including interest that accrues after the filing of a case under the Bankruptcy Code) and any and all costs, fees (including attorneys fees), and expenses which any such Borrower is required to pay pursuant to any of the foregoing, by law, or otherwise.

"Agent's Liens" means the Liens granted by Borrowers to Agent, on behalf of the Purchaser Group, under this Agreement or the other
Transaction Documents.

"Stock Pledge Agreement" means the Stock Pledge Agreement among the Borrowers, and the Purchasers, dated January 31, 2002.

1.2. 	Code.  Any terms used in this Agreement which are
defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein.

1.3. 	Construction.  Unless the context of this Agreement
clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term "including" is not limiting, and the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or." The words "hereof," "herein," "hereby," "hereunder," and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Section, subsection, clause, schedule, and exhibit references are to this Agreement unless otherwise specified. Any reference in this Agreement or in any of the other Transaction Documents to this Agreement or any of the other Transaction Documents shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, and supplements, thereto and thereof, as applicable. In the event of a direct conflict between the terms and provisions of this Agreement and the Purchase Agreement, it is the intention of the parties hereto that both such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of the Purchase Agreement shall control and govern; provided, however, that the inclusion herein of additional obligations on the part of Borrower and supplemental rights and remedies in favor of Agent, in each case in respect of the Collateral, shall not be deemed a conflict with the Purchase Agreement.

1.4.	Schedules and Exhibits.  All of the schedules and exhibits
attached to this Agreement shall be deemed incorporated herein by reference.

2.	AGENT.
Pursuant to Section 12 of the Stock Pledge Agreement (the provisions of which are incorporated herein by reference), the Purchasers have appointed the Agent as their agent hereunder and the Agent has accepted such appointment. The Agent shall act as secured party, agent, bailee and custodian for the exclusive benefit of the Purchaser Group with respect to the Collateral. The Agent agrees that it will act with respect to the Collateral for the exclusive benefit of the Purchaser Group and is not, and shall not at any time in the future be, subject with respect to the Collateral, in any manner or to any extent, to the direction or control of any Borrower except as expressly permitted hereunder, under the other Transaction Documents or as required by law.

3.	CREATION OF SECURITY INTEREST.

3.1.	Grant of Security Interest.  Borrowers hereby grant to
Agent, for the pro rata, pari passu benefit of the Purchaser Group, a continuing security interest in all currently existing and hereafter acquired or arising Collateral in order to secure the Secured Obligations. Agent's security interests in the Collateral shall attach to all Collateral without further act on the part of Agent or Borrowers. Anything contained in this Agreement or any other Transaction Document to the contrary notwithstanding, except Permitted Dispositions, Borrowers have no authority, express or implied, to dispose of any item or portion of the Collateral.

3.2. Negotiable Collateral. In the event that any Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral, and if and to the extent that perfection or priority of Agent's security interest is dependent on or enhanced by possession, Borrowers, immediately upon the request of Agent, shall endorse and deliver physical possession of such Negotiable Collateral to Agent.

3.3. Collection of Accounts, General Intangibles, Negotiable Collateral. At any time that an Event of Default has occurred and is continuing, Agent or its designee may (a) notify Account debtors or obligors of Borrowers that the Accounts, chattel paper, or General Intangibles have been assigned to Agent or that Agent has a security interest therein, or (b) collect the Accounts, chattel paper, or General Intangibles directly and charge the collection costs and expenses to Borrower.
Borrowers agree that at any time that an Event of Default has occurred and is continuing, they will hold in trust for Agent, as Agent's trustee, any collections that they receive and immediately will deliver such collections to Agent in their original form as received by Borrowers.

3.4. Delivery of Additional Documentation Required. At any time upon the request of Agent, each Borrower shall execute and deliver to Agent, any and all financing statements, original financing statements in lieu of continuation statements, fixture filings, security agreements, pledges, assignments, endorsements of certificates of title, and all other documents (the Additional Documents") that Agent may request, in form and substance satisfactory to Agent, to perfect and continue perfected or better perfect the Agent's Liens in the Collateral (whether now owned or hereafter arising or acquired), to create and perfect Liens in favor of Agent in any real property acquired after the date hereof, and in order to fully consummate all of the transactions contemplated hereby and under the other Transaction Documents. To the maximum extent permitted by applicable law, each Borrower authorizes Agent to execute any such Additional Documents in such Borrower's name and authorizes Agent to file such executed Additional Documents in any appropriate filing office. In addition, on such periodic basis as Agent shall require, each Borrower shall (a) provide Agent with a report of all new patentable, copyrightable, or trademarkable materials acquired or generated by such Borrower during the prior period,
(b) cause all patents, copyrights, and trademarks acquired or generated by such Borrower that are not already the subject of a registration with the appropriate filing office (or an application therefor diligently prosecuted) to be registered with such appropriate filing office in a manner sufficient to impart constructive notice of such Borrower's ownership thereof, and (c) cause to be prepared, executed, and delivered to Agent supplemental schedules to the applicable Transaction Documents to identify such patents, copyrights, and trademarks as being subject to the security interests created thereunder.

3.5. 	Power of Attorney.  Each Borrower hereby irrevocably
makes, constitutes, and appoints Agent (and any of Agent's officers, employees, or agents designated by Agent) as such Borrower's true and lawful attorney, with power to: (a) if such Borrower refuses to, or fails timely to execute and deliver any of the documents described in Section 3.4, sign the name of such Borrower on any of the documents described in Section 3.4; (b) at any time that an Event of Default has occurred and is continuing, sign such Borrower's name on any invoice or bill of lading relating to the Collateral or notices to Account debtors; (c) send requests for verification of Accounts; (d) at any time that an Event of Default has occurred and is continuing, make, settle, and adjust all claims under such Borrower's policies of insurance and make all determinations and decisions with respect to such policies of insurance, for amounts and upon terms which the Agent determines to be reasonable; and (e) at any time that an Event of Default has occurred and is continuing, settle and adjust disputes and claims respecting the Accounts, chattel paper, or General Intangibles directly with Account debtors, for amounts and upon terms which Agent determines to be reasonable, and Agent may cause to be executed and delivered any documents and releases which Agent determines to be necessary. The appointment of Agent as such Borrower's attorney, and each and every one of Agent's rights and powers, being coupled with an interest, is irrevocable until all of the Secured Obligations have been fully and finally repaid and performed.

3.6. 	Right to Inspect.  Agent (through any of its officers,
employees, or agents) shall have the right, from time to time hereafter to inspect each Borrower's Books and to check, test, and appraise the Collateral in order to verify each such Borrower's financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral, all upon reasonable prior notice and at such reasonable times during business hours as often as they may reasonably request.

4.	REPRESENTATIONS AND WARRANTIES.  Each Borrower represents
and warrants as follows:

4.1.	No Prior Encumbrances.  Such Borrower has good and
indefeasible title to the Collateral, free and clear of Liens except for Permitted Encumbrances.

4.2. 	Place of Business/Chief Executive Office; FEIN.    The
chief executive office of such Borrower is at the address indicated in the first paragraph of this Agreement and all other locations at which such Borrower has a place of business are set forth on Schedule 4.2(a).

4.3. 	Equipment.  All of the Equipment is used or held for
use in such Borrower's business.

4.4. 	Location of Inventory and Equipment.   The Inventory
and Equipment are not stored with a bailee, warehouseman, or similar party and are located only at the locations identified on
Schedule 4.4.

4.5.	Inventory Records.   Each Borrower keeps correct and
accurate records itemizing and describing the type and quantity of its Inventory.

4.6.	Due Organization and Qualification; Subsidiaries.  Shells
Seafood Restaurants, Inc. is a Delaware corporation and each other Borrower is a Florida corporation, and they are and shall at all times hereafter be duly organized and existing and in good standing under the laws of Delaware and Florida, respectively, and qualified and licensed to do business in, and in good standing in, any other state where it is required to be so qualified and licensed, except, in all instances where the failure to be so licensed or qualified could reasonably, be expected to have a material adverse effect on the business, operations, condition (financial or otherwise), finances, or prospects of any Borrower or on the value of the Collateral.

4.7.	Due Authorization; No Conflict.  Except as otherwise set
forth on Schedule 4.7, the execution, delivery, and performance of this Agreement and any other Transaction Document to which such Borrower is a party are within such Borrower's powers, have been duly authorized, and are not in conflict with nor, constitute a breach of any provision contained in such Borrower's corporate governance documents, or any partnership or trust agreement pertaining to such Borrower, nor will they constitute an event of default under any material agreement to which such Borrower is now or may hereafter become a party.

4.8. 	No Consent Required.  Except as otherwise set forth on
Schedule 4.8, the execution, delivery, and performance by the Borrower of this Agreement do not, and will not, require consent, approval or notice from any Person except for consents, approvals and notices that have been or will have been obtained on or before the Closing Date.

4.9. 	Litigation.  Other than those matters disclosed on
Schedule 4.6 of the Purchase Agreement, there are no actions, suits, or proceedings pending or, to the knowledge of Borrower, threatened against such Borrower, or any of its Subsidiaries, as applicable, except for: (a) ongoing collection matters in which such Borrower is the plaintiff; and (b) matters arising after the date hereof that, if decided adversely to such Borrower, or any of its Subsidiaries, as applicable, reasonably could not be expected to have a Material Adverse Effect.

4.10.	Fraudulent Transfer.  No transfer of property is being
made by such Borrower and no obligation is being incurred by such Borrower in connection with the transactions contemplated by this Agreement or the other Transaction Documents with the intent to hinder, delay, or defraud either present or future creditors of such Borrower.

4.11.	Reliance by Agent; Cumulative.  The warranties,
representations, and agreements set forth herein shall be cumulative and in addition to any and all other warranties, representations, and agreements which such Borrower shall now or hereinafter give, or cause to be given, to Agent.

5.	AFFIRMATIVE COVENANTS.  Each Borrower covenants and agrees
that, until full and final payment of the Secured Obligations, and unless Agent shall otherwise consent in writing, such Borrower shall do all of the following:

5.1.	Schedules of Accounts.  If requested by the  Agent, provide
to the Agent, on a quarterly basis, schedules describing the Accounts requested. Agent's failure to request such schedules or such Borrower's failure to execute and deliver such schedules shall not affect or limit Agent's security interests or other rights in and to the Accounts.

5.2.	Inventory Reporting.  If requested by the  Agent, provide to the Agent, on a quarterly basis, a report regarding such Borrower's Inventory specifying such Borrower's cost therefor and further specifying such other information as Agent may reasonably request.

5.3. 	Title to Equipment.  Upon Agent's reasonable request,
deliver to Agent, properly endorsed, any and all evidences of ownership of, certificates of title, or applications for title to any items of Equipment.

5.4.	Maintenance of Properties.  Maintain or cause to be
maintained in good repair, working order, and condition all of its Assets and from time to time will make or cause to be made all appropriate repairs, renewals, and replacement thereof, ordinary wear and tear excepted. Each Borrower will maintain or cause to be maintained insurance with respect to its Assets and business against loss or damage of the kinds, and of such types and in such amounts, as shall be reasonably determined from time to time by such Borrower on a basis not inconsistent with the customary practices of entities of established reputation engaged in the same or similar businesses and similarly situated.

5.5.	Location of Inventory and Equipment.  Keep the Inventory and
Equipment only at the locations identified on Schedule 4.4; provided, however, that such Borrower may amend Schedule 4.4 so long as such amendment occurs by written notice to Agent not less than 10 days prior to the date on which Inventory or Equipment is moved to such new location, so long as such new location is within the continental United States, and so long as, at the time of such written notification, such Borrower provides any financing statements or fixture filings necessary to perfect and continue perfected the Agent's Liens on such assets.

6.	NEGATIVE COVENANTS.  Each Borrower covenants and agrees that until payment in full of the Secured Obligations, it will not do any of the following without Agent's prior written consent:

6.1.	Liens.  Such Borrower will not, directly or indirectly,
create, incur, assume, agree to provide, or permit to exist any Lien, or file, execute, or agree to the execution of any financing statement, on or with respect to any Asset (including any document or instrument in respect of goods or accounts receivable) of such Borrower, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Encumbrances.

6.2.	Change Name.  Change such Borrower's name, FEIN, business
structure, or identity, or add any new fictitious name; provided, however, that such Borrower may change its name upon at least 30 days prior written notice to Agent of such change and so long as, at the time of such written notification, such Borrower provides any financing statements and fixture filings necessary to perfect or continue perfected the Agent's Liens.

6.3.	Guarantee.  Guarantee or otherwise become in any way liable
with respect to the obligations of any third Person, other than the guarantee of an obligation of another Borrower.

6.4.	Nature of Business.  Make any change in the principal nature of such Borrower's business.

6.5. 	Suspension.  Suspend or go out of a substantial portion
of its business, other than the closing of restaurants outside of the State of Florida.

6.6.	Change in Location of Chief Executive Office; Inventory and
Equipment with Bailees. Relocate its chief executive office to a new location without providing 30 days prior written notification thereof to Agent and so long as, at the time of such written notification, such Borrower provides any financing statements or fixture filings necessary to perfect and continue perfected
Agent's Liens. The Inventory and Equipment shall not at any time now or hereafter be stored with a bailee, warehouseman, or similar party without Agent's prior written consent, except as provided on Schedule 4.4.

7.	EVENTS OF DEFAULT.  Any one or more of the following events
shall constitute an event of default (each, an "Event of
Default") under this Agreement:
(a) 	If any Borrower fails or neglects to perform, keep, or
observe, in any material respect, any term, provision, condition, covenant, or agreement contained in this Agreement or in the Transaction Documents (subject to any applicable notice and cure periods contained in the Transaction Documents including any such notice and cure periods set forth in this Agreement);
(b)	If any material portion of any Borrower's assets is
attached, seized, subjected to a writ or distress warrant, levied upon, or comes into the possession of any third Person;
(c)	If a notice of Lien, levy, or assessment is filed of record
with respect to any Borrower's assets by the United States, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, or if any taxes or debts owing at any time hereafter to any one or more of such entities becomes a Lien, whether choate or otherwise, upon any of such Borrower's assets and the same is not paid before such payment is delinquent;
(d) 	If a judgment or other claim becomes a Lien or encumbrance
upon any material portion of any Borrower's properties or assets;
(e) 	If there is a material default in any other material
agreement which any Borrower is a party (other than the Borrowers obligations arising under lease agreements for restaurants located out of the State of Florida or restaurants located in Florida, closed at the direction of the Parent's Board of
Directors) and such default (i) occurs at the final maturity of the obligations thereunder, or (ii) results in a right
by the other party thereto, irrespective of whether exercised, to accelerate the maturity of such Borrower's obligations thereunder, to terminate such agreement, or to refuse to renew such agreement pursuant to an automatic renewal right therein;
(f) 	If any Borrower makes any payment on account of Indebtedness that has been contractually subordinated in right of payment to the payment of the Secured Obligations, except to the extent such payment is permitted by the terms hereof and by the subordination provisions applicable to such Indebtedness or otherwise authorized by the Parent's Board of Directors;
(g) 	If any material warranty, representation, statement, or
record made to Agent by any Borrower in this Agreement or the Transaction Documents, shall be false or misleading when made, in any material respect, or if any such warranty or representation is withdrawn; or
(h) 	If this Agreement or any other Transaction Document that
purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected, except to the extent permitted by the terms hereof or thereof, Lien on or security interest in the Collateral covered hereby or thereby; provided however, upon the occurrence of an Event of Default described in Sections 7
(a), (b),(c), (d), (e), (f) and (h) the Borrowers shall have the right to cure the Event of Default within five (5) business days after notice of the occurrence of the event(s) giving rise to the Event of Default.

8.	AGENT'S RIGHTS AND REMEDIES.

8.1.	Rights and Remedies.  Subject to the prior rights, if any,
of any senior debt or the holders of Permitted Encumbrances, upon the occurrence of an Event of Default, the security hereby constituted shall become enforceable and, in addition to all other rights and remedies available to Agent as provided
hereafter, Agent may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by each Borrower:
(a)	Proceed directly and at once, without notice, against
Borrowers to collect and recover the full amount or any portion of the Secured Obligations, or against any security or collateral for the Secured Obligations;
(b)	Without notice to Borrowers and regardless of the acceptance of any security or collateral for the payment hereof, appropriate and apply toward the payment of the Secured Obligations (i) any indebtedness due or to become due from Agent to any Borrower and
(ii) any moneys, credits or other property belonging to any
Borrower at any time held by or coming into the possession of
Agent;
(c)	Exercise in respect of the Collateral, in addition to other
rights and remedies provided for herein or otherwise available to it, all the rights and remedies available to it at law (including those of a secured party under the Code) or in equity;
(d) 	Without notice or demand upon Borrowers, make such payments
and do such acts as Agent considers necessary or reasonable to protect its security interest in the Collateral. Each Borrower agrees to assemble the Collateral if Agent so requires, and to make the Collateral available to Agent as Agent may designate.
Each Borrower authorizes Agent to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Agent's determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection herewith. With respect to any Borrower's owned premises, such Borrower hereby grants Agent a license to enter into possession of such premises and to occupy the same, without charge, for up to one hundred twenty (120) days in order to exercise any of Agent's rights or remedies provided herein, at law, in equity, or
otherwise;
(e) 	Ship, reclaim, recover, store, finish, maintain, repair,
prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Agent is hereby granted a license or other right to use, without charge, each Borrower's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of advertising for sale and selling any Collateral, and such Borrower's rights under all licenses and all franchise agreements shall inure to Agent's benefit;
(f) 	Sell all or any part of the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower's premises) as Agent determines is commercially reasonable. It is not necessary that the Collateral be present at any such sale;
(g) 	Agent shall give notice of the disposition of the Collateral as follows:  (i) Agent shall give each Borrower a notice in
writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of the Collateral, then the time on or after
which the private sale or other disposition is to be made; and
(ii) the notice shall be personally delivered or mailed, postage prepaid, to such Borrower as provided in Section 10, at least 10 days before the earliest time of disposition set forth in the notice; no notice needs to be given prior to the disposition of any portion of the Collateral that is perishable or threatens to decline speedily in value or that is of a type customarily sold on a recognized market;
(h) 	Agent may credit bid and purchase at any public sale;
(i)  Agent may seek the appointment of a receiver or keeper to take possession of all or any portion of the Collateral or to operate same and, to the maximum extent permitted by law, may seek the appointment of such a receiver without the requirement of prior notice or a hearing;
(j) 	Agent shall have all other rights and remedies available at
law or in equity or pursuant to any other Transaction Document;
and'
(k) 	Any deficiency that exists after disposition of the
Collateral as provided above will be paid immediately by Borrowers. Any excess will be returned promptly, without interest and subject to the rights of third Persons, by Agent to Administrative Borrower, for the benefit of Borrowers.

8.2.	Remedies Cumulative.  Agent's rights and remedies under this
Agreement, the Transaction Documents, and all other agreements shall be cumulative. Agent shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Agent of one right or remedy shall be deemed an election, and no waiver by Agent of any Event of Default on Borrower's part shall be deemed a continuing waiver. No delay by Agent shall constitute a waiver, election, or acquiescence by it.

9.	INDEMNIFICATION.

9.1.	Agent's Liability for Collateral.  So long as Agent complies with its obligations, if any, under Section 679.2071 of the Code, Agent shall not in any way or manner be liable or responsible for:
(a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person. All risk of loss, damage, or destruction of the Collateral shall be borne by Borrowers.

9.2.	Indemnification.  Each Borrower agrees to defend, indemnify, save, and hold Agent and its officers, employees, and agents harmless against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other Person, and (b) all losses (including attorneys fees and disbursements) in any way suffered, incurred, or paid by Agent as a result of or in any way arising out of, following, or consequential to the exercise by Agent of any right or remedy, whether under this Agreement, the other Transaction Documents or otherwise, but excluding any obligations, demands, claims, liabilities, and losses caused by Agent's gross negligence or willful misconduct. This provision shall survive the termination of this Agreement.

10.	NOTICES.  All notices and other communications hereunder to
Agent shall be in writing and shall be mailed, sent or delivered in accordance with the Purchase Agreement and all notices and other communications hereunder to Borrowers shall be in writing and shall be mailed, sent or delivered in care of Administrative Borrower in accordance with the Purchase Agreement.

11.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

THE VALIDITY OF THIS AGREEMENT, ITS CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT, AND THE RIGHTS OF THE PARTIES HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA. SUBJECT TO SECTION 12 OF THE PURCHASE AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY FLORIDA STATE OR UNITED STATES FEDERAL COURT SITTING IN THE COUNTY OF HILLSBOROUGH OVER ANY SUIT, ACTION, OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING ANY ACTION AT LAW OR IN EQUITY, WHETHER SOUNDING IN TORT OR IN CONTRACT, AND WHETHER RELATED TO ANY "WORKOUT," "TROUBLED DEBT RESTRUCTURING," OR OTHERWISE. TO THE FULLEST EXTENT THEY MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, EACH PARTY IRREVOCABLY WAIVES AND AGREES NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE, OR OTHERWISE, ANY CLAIM THAT IS NOT SUBJECT TO THE JURISDICTION OF ANY SUCH COURT, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH SUIT, ACTION, OR PROCEEDING BROUGHT IN ANY SUCH COURT, AND ANY CLAIM THAT ANY SUCH SUIT, ACTION, OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

EACH PARTY HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY REPRESENTS THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

12.	CONTINUING SECURITY INTEREST.
This Agreement shall create a continuing security interest in the Collateral and shall: (a) remain in full force and effect until the indefeasible payment in full of the Secured Obligations; (b) be binding upon Borrower, the Agent, the Purchaser and their respective successors and assigns; and (iii) inure to the benefit of Agent, on behalf of the Purchaser Group, and its successors, transferees, and assigns. Upon the indefeasible payment in full of the Secured Obligations, the security interests granted herein shall automatically terminate and all rights to the Collateral shall revert to the Borrower. Upon any such termination, Agent will, at Borrower's expense, execute and deliver to Borrower such documents as Borrower shall reasonably request to evidence such termination and the transfer and return of the Collateral to Borrower. Such documents shall be prepared by Borrower and shall be in form and substance reasonably satisfactory to Agent.

13.	GENERAL PROVISIONS.

13.1.	Effectiveness.  This Agreement shall be binding and
deemed effective when executed by each Borrower and accepted and executed by Agent and the Purchaser.

13.2.	Successors and Assigns.   This Agreement shall be
binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no Borrower may assign or transfer its rights or obligations hereunder without the prior written consent of Agent. No consent to an assignment by Agent shall release any Borrower from its Secured Obligations. Except as otherwise provided in the Purchase Agreement, the Agent may assign this Agreement and its rights and duties hereunder and no consent or approval by Borrowers is required in connection with any such assignment and the Agent reserves the right to sell, assign, transfer, negotiate, or grant participations in all or any part of, or any interest in Agent's rights and benefits hereunder. In connection therewith, Agent may disclose all documents and information which Agent now or hereafter may have relating to any Borrower or such Borrower's business, subject to obtaining from such Person appropriate confidentiality agreements. To the extent that Agent assigns its rights and obligations to a third Person, Agent thereafter shall be released from such assigned obligations to Borrowers and such assignment shall effect a novation between Borrowers and such third Person.

13.3.	Descriptive Headings. The descriptive headings of the
several paragraphs of this Agreement are inserted for convenience only and do not constitute part of this Agreement.

13.4.	Interpretation.   Neither this Agreement nor any
uncertainty or ambiguity herein shall be construed or resolved against Agent or Borrowers, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

13.5.	Severability of Provisions.  Each provision of this
Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

13.6.	Amendments in Writing.  This Agreement can only be
amended by a writing signed by both of the Purchasers and each Borrower.

13.7.	Counterparts.  This Agreement may be executed
simultaneously in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

13.8.	Revival and Reinstatement of Obligations.  If the
incurrence or payment of the Secured Obligations by any Borrower or the transfer by any Borrower to Agent of any property of such Borrower should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors' rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, and other voidable or recoverable payments of money or transfers of property (collectively, a "Voidable Transfer"), and if Agent is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that Agent is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of Agent related thereto, the liability of any such Borrower automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

13.9.	Legal Fees and Costs.  If a legal action is initiated
against any Borrower by the Agent, arising out of or relating to the performance or non-performance of any right or obligation established hereunder, any and all legal fees and out of pocket fees, costs and expenses reasonably incurred by the Agent or its legal counsel in investigating, preparing for, prosecuting, defending against, or providing evidence, producing documents or taking any other action in respect of, such action shall be the joint and several obligation of and shall be paid or reimbursed by the Borrowers.


IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.


SHELLS INVESTMENT PARTNERS, L.L.C.,
a Florida limited liability company
By:	/s/
Thomas R. Newkirk, Managing Member


BANYON INVESTMENT, L.L.C.,
a Delaware limited liability company
By:	/s/
Philip R. Chapman, Co-Managing Member
By:	/s/
Catherine R. Adler, Co-Managing Member

SHELLS SEAFOOD RESTAURANTS, INC.,
a Delaware corporation
By:	/s/
Warren R. Nelson, Chief Financial Officer


SHELLS OF MELBOURNE, INC.,
a Florida corporation
By:  /s/
Warren R. Nelson, Chief Financial Officer


SHELLS OF COUNTRYSIDE SQUARE, INC.,
a Florida corporation
By:	/s/
Warren R. Nelson, Chief Financial Officer

SHELLS OF STUART, INC.,
a Florida corporation
By:  /s/
Warren R. Nelson, Chief Financial Officer


SHELLS OF ST. PETE BEACH, INC.,
a Florida corporation
By:  /s/
Warren R. Nelson, Chief Financial Officer


SHELLS OF NEW SMYRNA BEACH, INC.,
a Florida corporation
By:  /s/
Warren R. Nelson, Chief Financial Officer

SHELLS OF FORT MYERS, INC.,
a Florida corporation
By:   /s/
Warren R. Nelson, Chief Financial Officer


SHELLS OF KISSIMMEE, INC.,
a Florida corporation
By:  /s/
Warren R. Nelson, Chief Financial Officer


SHELLS, INC.,
a Florida corporation
By:   /s/
Warren R. Nelson, Chief Financial Officer


SHELLS OF ORLANDO, INC.,
a Florida corporation
By:  /s/
Warren R. Nelson, Chief Financial Officer

SHELLS ON THE BEACH, INC.,
a Florida corporation
By:  /s/
Warren R. Nelson, Chief Financial Officer

SHELLS OF CASSELBERRY, INC.,
a Florida corporation
By:  /s/
Warren R. Nelson, Chief Financial Officer


SHELLS OF HOLMES BEACH, INC.,
a Florida corporation
By:  /s/
Warren R. Nelson, Chief Financial Officer


AMERICA'S FAVORITE SEAFOOD, INC.,
a Florida corporation
By:  /s/
Warren R. Nelson, Chief Financial Officer

SHELLS OF BRANDON, INC.,
a Florida corporation
By:  /s/
Warren R. Nelson, Chief Financial Officer

SHELLS OF 4TH STREET, INC.,
a Florida corporation
By:  /s/
Warren R. Nelson, Chief Financial Officer

SHELLS OF DADE, INC.,
a Florida corporation
By:  /s/
Warren R. Nelson, Chief Financial Officer


SHELLS OF BROWARD, INC.,
a Florida corporation
By:  /s/
Warren R. Nelson, Chief Financial Officer


SHELLS OF ALTAMONTE SPRINGS, INC.,
a Florida corporation
By:  /s/
Warren R. Nelson, Chief Financial Officer